Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF
SCHEDULE 13D

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of Ordinary Shares, par value NIS $0.01 per share, of Tecnomatix Technologies Ltd.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 15th day of September, 2004.

USDATA Liquidating Trust

By:	YARON EITAN
Name: Yaron Eitan
Title: Trustee

SCP Private Equity Partners II, L.P.

By: SCP Private Equity II General Partner, L.P., its General Partner

By: SCP Private Equity II, LLC

By:	THOMAS G. REBAR
Name: Thomas G. Rebar
Title:

SCP Private Equity II, LLC

By:	THOMAS G. REBAR
Name: Thomas G. Rebar
Title: